Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES ADDITIONAL

$125 MILLION SHARE REPURCHASE PROGRAM

EL DORADO, Arkansas, May 14, 2014 – The Board of Directors of Murphy Oil Corporation (NYSE:MUR) (“the Company”) today authorized a share repurchase program of up to $125 million of the Company’s shares of common stock. This program is in addition to the previous board authorized program to repurchase up to $1 billion of the Company’s shares of common stock, which was recently completed. Murphy may utilize a number of different methods to effect the repurchases, including but not limited to, open market purchases, accelerated share repurchases and negotiated block purchases, and some of the repurchases may be effected through Rule 10b5-1 plans. The timing and amount of the repurchase will depend upon several factors, including market, financing and business conditions, and the repurchases may be discontinued at any time. The program is expected to be completed by December 31, 2014.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally. For further discussion of risk factors, see Murphy’s 2013 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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